Exhibit 10.2

MOBIVITY HOLDINGS CORP.

3133 West Frye Rd Suite 215

Chandler, Arizona 85225

Warrant Offer Letter

August 7, 2023

Dear Warrant Holder:

We are writing to you as the holder of warrants (the “Old Warrants”) to purchase common shares of Mobivity Holdings Corp. (the “Company”). In order to raise capital to continue growing the Company’s business, we are offering each holder of the Old Warrants a limited-time incentive to exercise their Old Warrants by offering the holders an opportunity to exercise their Old Warrants at a reduced exercise price of $0.82 per share and to receive a new warrant (“New Warrant”) to purchase two shares of our common stock, $0.001 par value (“Common Stock”), over a three year period at an exercise price of $0.82 per share, for every one share of our Common Stock that the holder purchases upon the exercise of an Old Warrant (at the reduced $0.82 per share exercise price), provided that the exercise of the Old Warrants is completed on or before September 6, 2023 (the “Offer End Date”).

In connection with this offer, we are delivering to you (i) the Form of New Warrant and (ii) a Form of Exercise Notice pursuant to which you can exercise your Old Warrant in accordance with this offer.

You may exercise your Old Warrants (at the reduced $$0.82 per share exercise price) by signing and delivering the accompanying Form of Exercise Notice, and related warrant exercise payment, by 5:00 p.m. Eastern Time on the Offer End Date. The exercise and payment instructions are set forth in the Form of Exercise Notice. In connection with this limited-time opportunity, we wish to advise you of the following:

● There are no agreements, understandings or arrangements between us and anyone else with regard to the exercise of Old Warrants except as set forth in this Warrant Offer Letter, nor have we engaged any third parties to assist us in soliciting the exercise of the Old Warrants. There can be no assurance of the number of Old Warrants, if any, that will be exercised on the terms set forth herein.

● Any exercise of Old Warrants by you on or prior to the Offer End Date will be made on the terms and conditions set forth in your Old Warrant, except that (a) the exercise price will be amended to be reduced and amended to $$0.82 per share and (b) you will receive, in addition to the shares of Common Stock issuable upon exercise of the Old Warrant, a New Warrant to purchase two shares of our Common Stock for every one share of our Common Stock you purchase upon the exercise of an Old Warrant. All terms and conditions of your Old Warrant shall remain the same.

● Notwithstanding any “cashless exercise” or similar provision in your Old Warrants, the offer made hereby, and your receipt of a New Warrant upon exercise of your Old Warrant, is strictly and expressly conditioned on your payment of cash consideration for the full amount of the aggregate exercise price of your Old Warrant (as amended to $0.82 per share).

● You are under no obligation to exercise any Old Warrants at this time. If you decide not to exercise your Old Warrants pursuant to this Warrant Offer Letter, your Old Warrant will remain exercisable according to its existing terms, including the existing exercise price per share.

● Any common shares purchased by you upon exercise of your Old Warrant will be issued as restricted securities.

● Certain of our officers and directors hold Old Warrants and are eligible to participate in this offer.

All inquiries should be directed to me via email at will.sanchez@mobivity.com. Thank you for your continued support of Mobivity. If you have any questions, please do not hesitate to contact me.

Sincerely yours,

Will Sanchez,

Chief Financial Officer